Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Summary of Terms	Hypothetical Payout Profile***

Issuer :	Bank of Montreal

***assumes the call premiums are equal to the minimum of their call premiums specified herein.

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the applicable call premium.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $946.50 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $906.50 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011791/r929220fwp.htm

Market Measure:	Common stock of Meta Platforms, Inc. (the “Underlying Stock”).
Pricing Date*:	October 14, 2022.
Issue Date*:	October 19, 2022.
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call Feature:	If the stock closing price of the Underlying Stock on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called for the face amount plus the call premium applicable to the relevant call date.
Call Dates* and Call Premiums:	Call Date	Call Premium
	October 19, 2023	At least 19.50% of the face amount
	April 19, 2024	At least 29.25% of the face amount
	October 15, 2024	At least 39.00% of the face amount
Call Settlement Date:	Five business days after the applicable call date, subject to postponement; provided that the call settlement date for the last call date is the stated maturity date.
Maturity Payment Amount (per security):

If the securities are not automatically called on any call date (including the final calculation day):

• if the ending price is less than the starting price and greater than or equal to the threshold price, $1,000; or

• if the ending price is less than the threshold price: $1,000 minus:

Stated Maturity Date*:	October 22, 2024
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Threshold Price:	85% of the starting price
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06374VA63
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating to the Terms and Structure of the Securities

•    If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Stated Maturity.

•    No Periodic Interest Will Be Paid On The Securities.

•    The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.

•    Higher Call Premiums Are Associated With Greater Risk.

•    You Will Be Subject To Reinvestment Risk

•    The Securities Are Subject To Credit Risk.

•    Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•    A Call Settlement Date And The Maturity Date May Be Postponed If A Call Date Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•    The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•    The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•    The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•    The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•    The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating to the Underlying Stock

•    The Securities Will Be Subject To Single Stock Risk.

•    Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To A Variety Of Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating to Conflicts of Interest

•    Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.